Exhibit 99.01
FOR IMMEDIATE RELEASE
ASI TECHNOLOGY CORPORATION COMPLETES
ACQUISITION OF NXOPINION, LLC
Dr. Joel Robertson, an Internationally Recognized Clinician and Lecturer,
Appointed as Chairman and Chief Executive Officer
(LAS VEGAS, Nevada, June 1, 2010)—ASI Technology Corporation (the “Company”) (OTCBB: ASIT), announced today that it has completed the acquisition of NxOpinion, LLC (“NxOpinion”) headquartered in Saginaw, Michigan pursuant to the terms of an Agreement and Plan of Recapitalization dated May 28, 2010.
The Company intends to file a preliminary Schedule 14C with the SEC to obtain approval of a name change to “Robertson Global Health Solutions Corporation” and effect a 1 for 15 reverse stock split as soon as practical.
As a result of the acquisition, the business of NxOpinion is now owned as a wholly-owned subsidiary of the Company. The former members of NxOpinion own approximately 90% of the Company and the transaction is expected to be accounted for as a reverse merger and recapitalization effective as of May 28, 2010.
“As a publicly traded corporation, we believe we will enhance our industry standing and visibility with the worldwide organizations that we collaborate with to provide our innovative global health care solutions,” said Dr. Joel Robertson, Chairman and CEO. “We also believe this transaction will better position us to deliver on our goal of improving global healthcare through intelligent, cost-effective innovative technology.”
Business of the Company
Prior to the acquisition, the Company held investments in real estate, equipment lease financing receivables, water rights, and certain decontamination technology assets. The Company plans to retain certain real estate assets appraised at approximately $2.2 million. The Company disposed of other assets to generate capital for operations and to provide cash at closing of approximately $250,000. The Company repaid $75,000 of NxOpinion bridge notes and applied the balance to other obligations and as working capital. A company controlled by director Jerry E. Polis has agreed, within 45 days following the closing, to purchase for $300,000 certain water rights held by the Company. These funds are expected to be applied by the Company towards working capital purposes.
The Company’s future business will be almost entirely comprised of that business carried on by NxOpinion as a development stage health technology company. NxOpinion uses high-level intelligence oriented software developed over the last eight years to provide a comprehensive predictive diagnostic solution for global healthcare delivery. NxOpinion offers a rich, versatile health knowledgebase and analytics platform that uses mobile technology, personal computer (PC) and web interfaces to deliver a powerful suite of healthcare applications. The innovative design and flexibility of its software allows rapid customizing for varied users, including consumers, nurses, physicians and other health care providers, as well as tailoring for different countries, regions and languages. Recent collaborations with Microsoft Corporation have demonstrated that the Company can deliver an accurate, versatile and powerful decision support and event engine. The Company seeks to implement its health technology in a variety of settings worldwide, from rural health systems to the most sophisticated urban hospital systems.

Directors and Management
Upon closing of the merger, director Richard A. Fait resigned and Dr. Joel Robertson, the sole Manager of NxOpinion, was appointed as Chairman and Chief Executive Officer of the Company. Dr. Robertson will initially serve under a three year employment agreement. Jerry E. Polis and Gerald L. Ehrens remain directors of the Company. Eric M. Polis resigned as Secretary and Treasurer and Melissa A. Seeger was appointed as Secretary and Treasurer.
Joel C. Robertson, Pharm.D., 58, is a businessman, author and specialist in neuropharmacology. An internationally recognized clinician, he is also a bestselling author, lecturer, consultant and founder of Robertson Research Institute, a non-profit company formed in 2002 to develop the search engine underlying the Company’s technology. He formed NxOpinion in 2005 to assemble data and commercially exploit the developed software. Dr. Robertson has extensive background and experience in the creation of new and innovative programs. He received national acclaim for his creation of a chemical dependency and psychiatric sub-acute care facility, has consulted with over 30 inpatient/outpatient chemical dependency and psychiatric facilities, and opened and administered two inpatient and three outpatient and day care facilities.
Post-Merger Capitalization Prior to the Proposed Reverse Stock Split
The Company has 300,000,000 shares of common stock, par value $0.001 authorized and 1,000,000 shares of preferred stock, par value $0.001, authorized. No preferred shares are outstanding. Just prior to the merger’s effectiveness, stockholders of ASI Technology owned 17,313,723 shares of common stock. The former members of NxOpinion received 150,000,000 shares of common stock in the merger. The Company also issued at closing 3,213,345 shares at $0.0667 per share to retire certain convertible note obligations. The Company currently has a total of 170,527,068 shares of common stock outstanding.
The shares of common stock identified above that were issued in connection with the acquisition have not been registered under the Securities Act of 1933, as amended, and are considered “restricted securities.”
Additional Information
Additional information about the merger, related transactions, warrants and options granted in connection therewith and the business of NxOpinion and historical financial statements will be available in a Current Report on Form 8-K planned to be filed with the Securities and Exchange Commission no later than June 4, 2010.
About the Company — The Company’s seamless multi-platform software solution includes a powerful inference engine architecture branded as “NxOpinion™”, and a proprietary medical knowledge management system. The Company’s clinical decision support platform mimics skilled clinical reasoning to determine the most possible and probable diagnosis and the best and latest treatment options given presenting symptoms, patient facts, health history, user skill level, geographical location, resources available and other available data. The Company offers the unique ability to deliver an accurate diagnosis, and an actionable response allowing optimized patient adherence, early detection of treatment failure, and referral to the appropriate level of care, pre-crisis intervention and real-time access to health information. The Company leverages this advantage in a global healthcare solution using technology to efficiently expand access to care worldwide while contributing to improved quality of care and reduced costs. For more information please visit the company’s website at www.nxopinion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This document contains forward-looking statements relating to future performance and technology development that may affect future results of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, competition, general economic factors, and other factors identified and discussed in the Company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from the Company’s current expectations.

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FOR FURTHER INFORMATION CONTACT: MELISSA SEEGER 989-799-8720.